MarketWise, Inc. Increases Regular Quarterly Dividend by 20%; Declares Regular and Special Dividend on Class A Common Stock for LTM Dividend Yield of 13%

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, announced that its Board of Directors declared a regular quarterly cash dividend and a special cash dividend to holders of Class A common stock of $0.25 and $0.20 per share, respectively, on March 2, 2026. The regular quarterly cash dividend of $0.25 per share represents a 20% increase. Cumulative dividends declared by the Company to Class A Shareholders over the last twelve months equates to a dividend yield of 13%, based on the share price as of March 2, 2026 (1). A comparable distribution of $0.25 per unit has also been approved to holders of MarketWise, LLC units. The dividend and distribution will be paid on March 31, 2026. The Record Date is March 18, 2026.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s performance and ability to generate cash flow. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including those described in the “Risk Factors” section of the Company’s most recently filed periodic reports on Forms 10-K and 10-Q. The Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
MarketWise Investor Relations Contact Information
Email: ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com

1 Dividends declared in the last twelve months totaled $1.75, on a reverse-split adjusted basis, and consist of regular dividends declared on February 27 2025, May 1 2025, July 31 2025, October 30 2025 and March 2 2026, and special dividends declared to Class A shareholders on May 1 2025, July 31 2025, October 30 2025 and March 2 2026.
1